SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549




                                   FORM 8-K



                                CURRENT REPORT




                      PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of Earliest Event Reported)
                     November 24, 1997 (November 24, 1997)




                            WESTERN RESOURCES, INC.
            (Exact Name of Registrant as Specified in Its Charter)




             KANSAS                       1-3523                48-0290150
(State or Other Jurisdiction of        (Commission              (Employer
Incorporation or Organization)         File Number)        Identification No.)



   818 KANSAS AVENUE, TOPEKA, KANSAS                                  66612
(Address of Principal Executive Offices)                           (Zip Code)




       Registrant's Telephone Number Including Area Code (785) 575-6300
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                            WESTERN RESOURCES, INC.

Item 5. Other Events

Western Resources herein files the following:

Exhibit 99 - Press release issued on November 24, 1997 by Western Resources announcing the closing of the combination of the security businesses of Western Resources and Protection One, Inc. to establish a $1 billion company and one of the largest security alarm monitoring companies in the United States. As a result of the combination, the companies now have more than 935,000 security customers in 48 states and leading positions in key security markets.

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                               SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                             Western Resources, Inc.




Date     November 24, 1997                By      /s/ Jerry D. Courington

                                                  Jerry D. Courington,
                                                       Controller

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                                                             Exhibit 99


                 WESTERN RESOURCES AND PROTECTION ONE, INC.
                     ANNOUNCE TRANSACTION CONSUMMATION

     TOPEKA, Kansas, November 24, 1997 -- Western Resources (NYSE:WR) and Protection One, Inc. (NASDAQ:ALRM) today announced the closing of the combination of their security businesses to establish a $1 billion company and one of the largest security alarm monitoring companies in the United States. As a result of the combination, the companies now have more than 935,000 security customers in 48 states and leading positions in key security markets.

     "Based on its successful and rapidly expanding dealer program, substantial internal resources and aggressive participation in the security industry's continuing consolidation, Protection One is well positioned to build on its historical track record of growth," said John E. Hayes, Jr., Western Resources chairman of the board and chief executive officer.

     James M. Mackenzie, Jr., president and chief executive officer of Protection One commented, "We are excited to commence the execution of our shared strategy of growing Protection One to become the industry leader and building national brand recognition. Based on the work of transition teams, which have involved managers from both companies, we have substantial momentum as we enter the post-combination period. The involvement of Western Resources, with its excellent reputation and financial strength, will open new avenues for growth and lower Protection One's cost of capital, enhancing our competitive position."

     In addition to its leadership position in the western United States and substantial customer concentrations in major metropolitan areas of Florida, Georgia, Ohio and Texas, Protection One has co-marketing arrangements with several electric power utility companies and affinity relationships with numerous other major residential service companies. It also is a market leader in providing mobile security services through emergency monitoring and roadside assistance to companies such as Ford Motor Company in its Lincoln RESCU program.

     The combination of the security businesses was approved by Protection
One shareowners today. As part of the combination, Protection One issues 68,673,402 shares of common stock to Western Resources, raising Protection One's current outstanding shares to 83,362,632. Western Resources contributed its security operations, as well as cash and equity securities in exchange for 82.4% of Protection One outstanding shares.

     Protection One shareowners of record as of November 24, 1997, will receive a special dividend of $7.00 a share and Protection One's common stock will trade ex-dividend on November 25, 1997.

     Protection One is headquartered in Culver City, California, and Irving, Texas, with principal operating centers in Beaverton, Oregon; Irving, Texas; and Orlando, Florida, and its shares continue to trade on NASDAQ under the symbol ALRM.

     Western Resources (NYSE:WR) is a full-service, diversified security and energy company with total assets of almost $7 billion, including security company holdings of $1 billion and more than 935,000 security customers in 48 states. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its subsidiaries, Westar Energy, Westar Capital, and The Wing Group, a full range of energy and energy-related products and services are developed and marketed in the continental U.S., and offshore. For more information about Western Resources and its operating
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companies, visit us on the Internet at http://www.wstnres.com.

     Protection One provides security alarm monitoring services for residential and small business subscribers across the nation. The company is one of the largest residential security alarm companies in the United States.

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